UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2004

Bottomline Technologies (de), Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25259	02-0433294
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

325 Corporate Drive, Portsmouth, New Hampshire	03801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (603) 436-0700

Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 26, 2004, the Compensation Committee (the “Committee”) of the Board of Directors of Bottomline Technologies (de), Inc. (the “Registrant”) established a cash bonus program for Messrs. Joseph Mullen, Robert A. Eberle and Peter Fortune, the Registrant’s Chief Executive Officer, President and Chief Operating Officer, and President of Bottomline Europe, respectively, for the fiscal year ended June 30, 2005. The bonus program provides for the payment of cash bonuses upon the achievement of revenue and profit targets established by the Committee. The cash bonuses are based on a percentage of base compensation and are intended to be measured and paid quarterly, with an opportunity for review of the overall bonus at year end. Determinations regarding the bonuses are at the discretion of the Committee.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 26, 2004, Robert A. Eberle was appointed as President of the Registrant. Mr. Eberle assumes the position from Joseph Mullen, who continues to serve as Chief Executive Officer and Director of the Registrant. Mr. Eberle continues to serve as Chief Operating Officer, Secretary and Director of the Registrant. Also on August 26, 2004, Kevin Donovan was appointed Chief Financial Officer of the Registrant. Mr. Donovan continues to serve as Treasurer of the Registrant.

Robert A. Eberle, 43, has served as a director since September 2000. Since April 2001, Mr. Eberle has served as Chief Operating Officer. Mr. Eberle also served as Chief Financial Officer from September 1998 to August 2004. From September 1998 to May 2001, Mr. Eberle also served as Treasurer.

Kevin M. Donovan, 34, has served as Treasurer since May 2001. Mr. Donovan also served as Vice President, Finance from January 2000 to August 2004. From February 1999 through December 1999, Mr. Donovan served as Corporate Controller. From September 1993 to February 1999, Mr. Donovan held several positions at Ernst & Young LLP, most recently as Audit Manager.

Mr. Eberle entered into an amended and restated employment agreement with the Registrant as of November 21, 2002. The term of the employment agreement is until the later of November 21, 2005 or three years after a change in control of the Registrant; provided that the agreement automatically renews for successive three-year periods.

If Mr. Eberle’s employment is terminated either by him as a result of an involuntary termination or by the Registrant without cause prior to a potential change in control, then all outstanding options held by Mr. Eberle would become immediately exercisable in full and Mr. Eberle would be entitled to receive a lump sum payment and continuation of benefits for a period of 12 months. The lump sum payment would equal the sum of Mr. Eberle’s then annual salary plus the maximum amount of bonus he was eligible to earn in the then current year.

If Mr. Eberle’s employment is terminated upon or after a potential change in control either by Mr. Eberle as a result of an involuntary termination or by the Registrant without cause, then all outstanding options held by Mr. Eberle would become immediately exercisable in full and Mr. Eberle would be entitled to receive a lump sum payment and continuation of benefits for a period of 24 months. The lump sum payment would equal two times the sum of Mr. Eberle’s then annual salary plus the maximum amount of bonus he was eligible to earn in the then current year.

In addition, following termination of Mr. Eberle’s employment other than for cause, options then held by Mr. Eberle would automatically vest in full and would be exercisable for a period of two years (or the remainder of the option term if less than two years) after the date of termination. However, this automatic vesting of options would not apply to any options granted prior to June 1, 2001 with an exercise price of less than $6.76 per share.

Mr. Donovan entered into a retention agreement with the Registrant as of February 5, 2004. The term of the retention agreement is until the earlier of June 30, 2006 or 12 months after a change in control of the Registrant if Mr. Donovan is employed by the Registrant at the time of the change in control.

If Mr. Donovan’s employment is terminated within 12 months after a change in control by the Registrant without cause or by Mr. Donovan for good reason, then all outstanding options held by Mr. Donovan would become immediately exercisable in full for a period of two years (or the remainder of the option term if less than two years) after the date of termination, other than options outstanding on February 5, 2004 with an exercise price of less than $9.89 per share. Mr. Donovan would also be entitled to a lump sum payment and the continuation of benefits for a period of 12 months. The lump sum payment would equal the sum of his then base salary for the prior six months, 50% of the maximum amount of bonus he was eligible to earn in the most recently completed fiscal year and an amount equal to a portion of the bonus he was paid or would be payable to him for the most recently completed fiscal year, based on the number of days Mr. Donovan was employed in the year of his termination.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOTTOMLINE TECHNOLOGIES (de), INC.

Date: August 31, 2004	By:	/s/ Robert A. Eberle
Robert A. Eberle
President and Chief Operating Officer